SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              TRIAD HOSPITALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    89579K109
                           -------------------------
                                 (CUSIP Number)

                                   Mary A. Lee
                        TPG-Axon Capital Management, L.P.
                         888 Seventh Avenue, 38th Floor
                            New York, New York 10019
                                 (212) 479-2000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                NOVEMBER 16, 2006
                           -------------------------
             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                              (Page 1 of 18 Pages)

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 2 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF        7      SOLE VOTING POWER
     SHARES
                           0
                    ------------------------------------------------------------
 BENEFICIALLY       8      SHARED VOTING POWER

                           5,475,200
                    ------------------------------------------------------------
   OWNED BY         9      SOLE DISPOSITIVE POWER

     EACH                  0

  REPORTING         ------------------------------------------------------------
   PERSON           10     SHARED DISPOSITIVE POWER

    WITH                   5,475,200
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,475,200
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.2%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

* All percentage ownership reported in this Schedule 13D/A is based on 88,020,293 shares of Common Stock issued and outstanding as of October 31, 2006, as reported by the Issuer (as defined below) in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 filed with the Securities and Exchange Commission on November 7, 2006.

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 3 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER
   SHARES
                           0
                    ------------------------------------------------------------
 BENEFICIALLY       8      SHARED VOTING POWER

                           1,882,011
                    ------------------------------------------------------------
   OWNED BY         9      SOLE DISPOSITIVE POWER

    EACH                   0

  REPORTING         ------------------------------------------------------------
   PERSON           10     SHARED DISPOSITIVE POWER

    WITH                   1,882,011
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,882,011
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.1%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 4 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF        7      SOLE VOTING POWER
    SHARES
                           0
                    ------------------------------------------------------------
  BENEFICIALLY      8      SHARED VOTING POWER

                           1,882,011
                    ------------------------------------------------------------
    OWNED BY        9      SOLE DISPOSITIVE POWER

     EACH                  0

   REPORTING        ------------------------------------------------------------
     PERSON         10      SHARED DISPOSITIVE POWER

      WITH                 1,882,011
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,882,011
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.1%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 5 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER
   SHARES
                           0
                    ------------------------------------------------------------
BENEFICIALLY        8       SHARED VOTING POWER

                           5,475,200
                    ------------------------------------------------------------
  OWNED BY          9      SOLE DISPOSITIVE POWER

    EACH                   0

 REPORTING          -----------------------------------------------------------
  PERSON            10     SHARED DISPOSITIVE POWER

   WITH                    5,475,200
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,475,200
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.2%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 6 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands, BWI
--------------------------------------------------------------------------------
   NUMBER OF        7      SOLE VOTING POWER
    SHARES
                           0
                    ------------------------------------------------------------
 BENEFICIALLY       8      SHARED VOTING POWER

                           3,593,189
                    ------------------------------------------------------------
   OWNED BY         9      SOLE DISPOSITIVE POWER

     EACH                  0

  REPORTING         ------------------------------------------------------------
    PERSON          10     SHARED DISPOSITIVE POWER

     WITH                  3,593,189
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,593,189
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.1%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 7 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF        7      SOLE VOTING POWER
    SHARES
                           0
                    ------------------------------------------------------------
  BENEFICIALLY      8      SHARED VOTING POWER

                           5,475,200
                    ------------------------------------------------------------
    OWNED BY        9      SOLE DISPOSITIVE POWER

      EACH                  0

    REPORTING       ------------------------------------------------------------
     PERSON         10     SHARED DISPOSITIVE POWER

      WITH                 5,475,200
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,475,200
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.2%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 8 of 17 Pages
-------------------              --------------               ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |X|

                                                                   (B) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e).

       N/A
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF        7      SOLE VOTING POWER
     SHARES
                           0
                    ------------------------------------------------------------
  BENEFICIALLY      8      SHARED VOTING POWER

                           5,475,200
                    ------------------------------------------------------------
    OWNED BY        9      SOLE DISPOSITIVE POWER

     EACH                  0

   REPORTING        ------------------------------------------------------------
    PERSON          10     SHARED DISPOSITIVE POWER

     WITH                   5,475,200
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,475,200
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.2%*
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------              --------------               ------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A               Page 9 of 17 Pages
-------------------              --------------               ------------------


     Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 1") amends the Schedule 13D filed on November 1, 2006 (File Number 005-56393) ("Schedule 13D"). This Amendment No. 1 is being filed by TPG-Axon GP, LLC ("GPLLC"), TPG-Axon Partners GP, L.P. ("PartnersGP"), TPG-Axon Partners, LP ("TPG-Axon Domestic"), TPG-Axon Capital Management, L.P. ("TPG-Axon Management"), TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore"), Dinakar Singh LLC ("Singh LLC") and Dinakar Singh ("Mr. Singh"). The foregoing persons are sometimes collectively referred to herein as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief of the Reporting Persons. This Amendment No. 1 relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of Triad Hospitals, Inc., a Delaware corporation (the "Issuer"). References herein to the "Shares" are to the shares of Common Stock of the Issuer being reported herein by the Reporting Persons.

     The Reporting Persons are making a single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The agreement among the Reporting Persons to file jointly (the "Joint Filing Agreement") is attached hereto as Exhibit 1.

     TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore. Mr. Singh and Eric Mandelblatt ("Mr. Mandelblatt") are Co-Chief Executive Officers of TPG-Axon Management.

     Each of Singh LLC, GPLLC, PartnersGP, Mr. Singh and Mr. Mandelblatt disclaims beneficial ownership of all of the shares of Common Stock reported in this Amendment No. 1.

ITEM 4.     PURPOSE OF TRANSACTION

     Item 4 of the Schedule 13D is hereby amended to include the following:

     On November 16, 2006, certain of the Reporting Persons sent a letter to the Issuer setting forth a number of the Reporting Persons' concerns regarding the Issuer's strategy, performance and management controls, and recommending strategies to address the performance issues. A copy of the letter is attached hereto as Exhibit 2 and incorporated by reference herein.

-------------------              --------------              -------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A              Page 10 of 17 Pages
-------------------              --------------              -------------------


ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS

Item 7 of the Schedule 13D is hereby amended and restated as follows:

Exhibit 1 -- Joint Filing Agreement, dated October 31, 2006, signed by each of the Reporting Persons (previously filed on November 1, 2006 and incorporated by reference herein).

Exhibit 2 -- Letter to the Issuer, dated November 16, 2006.

-------------------              --------------              -------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A              Page 11 of 17 Pages
-------------------              --------------              -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 16, 2006



                                TPG-Axon GP, LLC


                                By: /s/  DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh
                                    Co-President


                                TPG-Axon Partners GP, L.P.
                                By:  TPG-Axon GP, LLC, general partner


                                By: /s/ DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh
                                    Co-President


                                TPG-Axon Partners, LP
                                By: TPG-Axon Partners GP, L.P., general partner
                                By: TPG-Axon GP, LLC, general partner


                                By: /s/ DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh
                                    Co-President


                                TPG-Axon Capital Management, L.P.
                                By:  TPG-Axon GP, LLC, general partner


                                By: /s/ DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh
                                    Co-President

-------------------              --------------              -------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A              Page 12 of 17 Pages
-------------------              --------------              -------------------



                                TPG-Axon Partners (Offshore), Ltd.


                                By: /s/ DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh
                                    Director


                                Dinakar Singh LLC


                                By: /s/ DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh
                                    Managing Member


                                    /s/ DINAKAR SINGH
                                    ------------------------------------
                                    Dinakar Singh

-------------------              --------------              -------------------
CUSIP NO. 89579K109              SCHEDULE 13D/A              Page 13 of 17 Pages
-------------------              --------------              -------------------



                                LIST OF EXHIBITS
                                TO SCHEDULE 13D/A




1. Joint Filing Agreement, dated October 31, 2006, signed by each of the Reporting Persons (previously filed on November 1, 2006 and incorporated by reference herein).

2.   Letter to the Issuer, dated November 16, 2006.